EXHIBIT 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD QUARTERLY RESULTS
—Sales Increase 28%, Net Income Rises 36%—

Paoli, PA, July 20, 2006 — AMETEK Inc. (NYSE: AME) today announced second quarter results that established quarterly records for sales, operating income, net income and diluted earnings per share.

AMETEK’s second quarter 2006 sales of $450.6 million were up 28% from the $352.1 million recorded in the second quarter of 2005. Operating income for the second quarter of 2006 was $79.1 million, up 33% from the second quarter of 2005. Net income in the second quarter of 2006 increased 36% to $46.5 million, or $.65 per diluted share, from the second quarter 2005 level of $34.1 million, or $.49 per diluted share.

“AMETEK had an outstanding quarter which exceeded our expectations,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Strong internal growth of 7%, combined with the contributions from acquired businesses enabled us to grow the top-line by 28%. We translated this top-line growth into bottom-line performance, increasing net income 36% and improving operating income margins by 80 basis points,” he commented.

Operating cash flow continues to be very strong, totaling $63.0 million for the second quarter, up 39% from the second quarter of 2005. For the first half of 2006, operating cash flow of $101.7 million is up 60% over the same period of 2005.

For the first half of 2006, AMETEK sales increased 27% to $874.5 million from $686.1 million in the same period of 2005. Operating income totaled $149.9 million, a 33% increase from $112.9 million earned in the first half of last year. Net income for the first half of 2006 was $86.7 million, up 33% from $65.1 million in the same period of 2005. Diluted earnings per share were $1.22 for the first half of 2006, up 31% from $.93 per diluted share in the first half of 2005.

Electronic Instruments Group (EIG)
EIG’s second quarter 2006 sales were $244.0 million, up 28% from last year’s level of $191.4 million. Second quarter group operating income was up 27% to $50.4 million, versus $39.7 million in the same period of 2005. Group operating margins were 20.7%, unchanged from the second quarter of 2005.

“EIG had a tremendous quarter,” noted Mr. Hermance. “Revenue for the Group was up 28% driven by strength in our end markets and contributions from the acquisitions of SPECTRO, Solartron and Pulsar. Operating income jumped 27%, driven by the top-line strength and our operational excellence initiatives.”

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AMETEK ACHIEVES RECORD QUARTERLY RESULTS

Electromechanical Group (EMG)
EMG’s sales of $206.6 million were up 29% from $160.7 million in the second quarter of 2005. Second quarter group operating income of $36.8 million was up 35%, versus $27.3 million reported for the same period of 2005. EMG’s operating income margin in the second quarter of 2006 was 17.8%, up 80 basis points from the second quarter of 2005.

“EMG also had a tremendous quarter. Sales were up sharply, driven by solid core growth and the contribution from the acquisitions of HCC Industries and PennEngineering Motion Technologies. Profitability was strong as a result of the increased sales volume and broad-based operating improvements,” commented Mr. Hermance.

2006 Outlook
“We expect 2006 revenue to grow by approximately 20%,” commented Mr. Hermance. “Given our strong first half results and the expectation of continued strength in our markets, we anticipate our full year 2006 earnings to be in the range of $2.42 to $2.46 per diluted share, an increase of 25% to 27% over the 2005 level of $1.94 per diluted share and in-line with the increased guidance we gave on July 17, 2006.”

“Our third quarter 2006 sales are expected to be up approximately 25% from last year’s third quarter. We expect third quarter earnings will be approximately $.59 to $.61 per diluted share, an increase of 20% to 24% over last year’s third quarter,” concluded Mr. Hermance.

Accounting for Stock Options
The above operating results reflect the adoption of FAS 123R, effective January 1, 2006, for expensing stock options under the modified retrospective method. Results for 2005 have been adjusted on this basis.

Conference Call
AMETEK, Inc. will Web cast its Second Quarter 2006 investor conference call on Thursday, July 20, 2006, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com and at www.streetevents.com. To access the Web cast from ametek.com, click on “Investors” and a link will be provided to access the Web cast. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital.
The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACHIEVES RECORD QUARTERLY RESULTS

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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(Financial Information Follows)

AMETEK, Inc.
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005 (a)	2006	2005 (a)

Net sales	$450,585	$352,051	$874,452	$686,147

Expenses:
Cost of sales, excluding depreciation	308,308	242,907	601,076	477,083
Selling, general and administrative	53,315	41,240	104,127	79,267
Depreciation	9,863	8,586	19,349	16,917

Total expenses	371,486	292,733	724,552	573,267

Operating income	79,099	59,318	149,900	112,880
Other expenses:
Interest expense	(10,301)	(7,702)	(20,389)	(15,334)
Other, net	(589)	(360)	(1,326)	(202)

Income before income taxes	68,209	51,256	128,185	97,344
Provision for income taxes	21,741	17,138	41,459	32,255

Net income	$46,468	$34,118	$86,726	$65,089

Diluted earnings per share	$0.65	$0.49	$1.22	$0.93

Basic earnings per share	$0.66	$0.49	$1.24	$0.94

Average common shares outstanding:
Diluted shares	71,232	70,268	71,178	70,060

Basic shares	70,086	69,075	69,989	68,889

Dividends per share	$0.06	$0.06	$0.12	$0.12

(a)	Results for 2005 have been adjusted to reflect the retrospective application of FAS 123R to expense stock options, which was adopted effective January 1, 2006. The retrospective application reduced 2005 net income by $1.1 million, or $0.01 per diluted share for the quarter ended June 30, 2005, and by $2.1 million, or $0.02 per diluted share for the six months ended June 30, 2005.

AMETEK, INC.
INFORMATION BY BUSINESS SEGMENT (Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005 (a)	2006	2005 (a)
Net sales

Electronic Instruments	$244,031	$191,356	$480,470	$372,277
Electromechanical	206,554	160,695	393,982	313,870

Total Consolidated	$450,585	$352,051	$874,452	$686,147

Operating income

Electronic Instruments	$50,399	$39,697	$98,111	$75,947
Electromechanical	36,752	27,287	68,704	51,729

Total segments	87,151	66,984	166,815	127,676
Corporate and other	(8,052)	(7,666)	(16,915)	(14,796)

Total Consolidated	$79,099	$59,318	$149,900	$112,880

(a)	Operating income for 2005 has been adjusted to reflect the retrospective application of FAS 123R to expense stock options, which was adopted effective January 1, 2006. The retrospective application reduced 2005 operating income by $1.5 million for the quarter ended June 30, 2005, and by $2.9 million for the six months ended June 30, 2005.

AMETEK, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	June 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash, cash equivalents
and marketable securities	$53,923	$43,788
Receivables, net	315,538	269,395
Inventories	235,205	193,099
Other current assets	53,863	50,025

Total current assets	658,529	556,307

Property, plant and equipment, net	239,932	228,450
Goodwill, net	870,405	785,185
Other intangibles, investments and other assets	243,199	210,658

Total assets	$2,012,065	$1,780,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings and current
portion of long-term debt	$182,062	$156,130
Accounts payable and accruals	314,348	249,662

Total current liabilities	496,410	405,792

Long-term debt	509,765	475,309
Deferred income taxes and
other long-term liabilities (a)	95,075	89,978
Stockholders’ equity (a)	910,815	809,521

Total liabilities and stockholders’ equity	$2,012,065	$1,780,600

(a)	Amounts for 2005 have been adjusted to reflect the retrospective application of FAS 123R, which was adopted effective January 1, 2006. The retrospective application reduced deferred income taxes and increased stockholders’ equity by $4.0 million.